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                            EMPLOYMENT AGREEMENT
                                   BETWEEN
             MR. JOHN GINGERICH AND HONEYWELL ACQUISITION CORP.


     This Employment Agreement ("Agreement") is entered into between Mr. John Gingerich ("Executive"), and Honeywell Acquisition Corp. (the "Company"), a corporation incorporated under the laws of Delaware. In this Agreement, Executive and the Company are collectively referred to as "the parties". The term "the Company" as used in this Agreement includes all subsidiaries, affiliates, and businesses of Honeywell Acquisition Corp. and following the Effective Time (as defined in the Merger Agreement (as defined below)) means Honeywell-Measurex Corporation as the surviving entity of the Merger (as defined
below) and all of its subsidiaries, affiliates and businesses.   The effective
date of this Agreement is the Effective Time.

I.   BACKGROUND.

     A. Acquisition of Measurex. Under the terms of the Agreement and Plan of Merger, dated as of January 26, 1997 ("Merger Agreement"), Honeywell Acquisition Corp. (a wholly owned subsidiary of Honeywell Inc. ("Honeywell")) has agreed to purchase all of the issued and outstanding shares of capital stock of Measurex Corporation ("Measurex"). After the acceptance for purchase of shares of common stock of Measurex pursuant to the Offer, Honeywell Acquisition Corp. will be merged with and into Measurex at the Effective Time (the "Merger"), with Measurex being the surviving company thereafter to be named Honeywell-Measurex Corporation.

     B. Executive's Position with Measurex. Executive is the President and Chief Operating Officer of Measurex.

     C. Measurex's Business. Measurex is engaged in the design, manufacture and servicing of computer-integrated measurement, control and information systems and will be operated as a unit of Honeywell's Industrial Automation and Control business.

II. SUPERSEDES AND REPLACES ALL PRIOR AGREEMENTS. Executive and the Company agree that as of the Effective Time this Agreement will supersede and replace all agreements, contracts, or promises of any kind between Executive and Measurex, and that all such agreements, contracts and promises will be revoked and of no further force or effect including, without limitation, that certain Severance Agreement dated as of May 15, 1995.

III. EMPLOYMENT POSITION WITH THE COMPANY. The Company wishes to employ Executive, and Executive wishes to be employed by the Company, in the position of President of the Company. This Agreement sets out the mutual considerations and undertakings between the Company and Executive which are entered into for the purpose of employing Executive in this position, or another position as assigned by the Company and as may be agreed to by Executive.

     A.   Duties and Authority.

          1. Executive will have all of the duties and responsibilities, and will be subject to all terms and conditions of employment, which are customary and reasonable for his position.

          2. Executive will be subject to, and will abide by the requirements of, all Honeywell and Company policies which are communicated to Executive and which are from time to time in effect for management or executive employees of Honeywell and the Company, including without limitation, Honeywell's Code of Ethics and Business Conduct.



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          3.  Executive will perform the duties and exercise the powers of his position in accordance with the direction of the Board of Directors of the Company and in accordance with the direction of the President of Honeywell Industrial Automation and Control.

     B. Term of Agreement. Subject to the terms of this Agreement, Executive's employment with the Company pursuant to this Agreement will commence at the Effective Time. Unless terminated sooner and subject to the terms of Paragraph IV.D. hereof, this Agreement expires on December 31, 1998.

     C. Compensation. As long as Executive remains an employee of the Company and this Agreement remains in effect, Executive will be compensated in accordance with the terms of Honeywell's Executive Compensation Program, as a Level J executive. Executive shall have the base salary, incentive compensation, benefits, expense reimbursement, stock options, performance stock program participation and perquisites (including executive life insurance, automobile, financial counseling and club membership) to the extent provided to all other Honeywell Level J executives pursuant to the Executive Compensation Program (a copy of which has been provided to Executive). Executive shall be reimbursed for first-class business travel. As a Level J executive, Executive's initial base salary shall be two hundred and fifty thousand dollars ($250,000.00) on an annualized basis, less all standard legal deductions and all other deductions, contributions, and payments authorized by Executive payable on a bi-weekly basis.

          1. Incentive Compensation. Although Executive will receive the same forty percent (40%) of base salary on-plan incentive compensation specified for Level J executives, the plan upon which Executive's incentive compensation shall be based during the first calendar year of his employment, even if Executive's employment with the Company commences after the start of the calendar year, shall be based upon the results reflected in the 1997 Measurex operating plan previously delivered to Honeywell and in the pulp and paper segment of the 1997 Honeywell operating plan, with the objectives of operating profit and economic value added weighted 60% and 40%, respectively; if his employment does commence after the start of the calendar year, his incentive compensation for such first calendar year of employment shall be prorated. Objectives and weightings for the subsequent calendar years of employment, should Executive's employment continue pursuant to this Agreement, shall be determined by the President, Honeywell Industrial Automation and Control, during the fourth quarter of the year preceding each such subsequent year. If this Agreement terminates before the end of a calendar year, any incentive compensation due Executive for that calendar year shall be determined on a prorated basis.

          2. Special Additional Compensation. As an additional incentive for Executive to remain employed by the Company for the entire term of this Agreement, and as additional consideration for Executive's covenants and promises in this Agreement, the Company will provide the following incentives to Executive:

              a. An aggregate cash payment of approximately $2,039,724 (with the final amount to be determined by the Company and Executive at the Effective Time) payable in six equal installments the first of which shall be made on the Effective Time and the remaining five of which shall be made at the end of each four-month period following the Effective Time if Executive has remained continually employed by the Company from the Effective Time through the end of such period; provided, however, that if Executive is terminated by the Company other than for Cause (as defined below) prior to such date, Executive shall remain entitled to the full amount of the unpaid portion of such payment which shall be payable in a lump sum upon termination and; further, provided, that if Executive voluntarily



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              terminate his employment with the Company for any reason, he shall be entitled to receive only a pro rata portion of such payment to the date of termination; provided further, however, that if Executive resigns as a result of a material breach of this Agreement by the Company, Executive shall be entitled to the full amount of such payment which shall be payable in a lump sum upon termination;

              b. On the scheduled issue date for the Honeywell Stock Option Program in February 1998, if Executive has remained continually employed by the Company through such date, seven thousand five hundred (7,500) shares of nonqualified stock options with a ten
              (10) year term (provided that if Executive's employment with the Company is thereafter terminated, the exercisability of such options after the date of termination shall be subject to the terms of Honeywell's Stock Option Program, a copy of which has been delivered to Executive (the "Option Plan"), at an exercise price determined in accordance with the Option Plan.

              c. Twenty five thousand (25,000) shares of nonqualified stock options with a ten (10) year term (provided that if Executive's employment with the Company is terminated, the exercisability of such options after the date of termination shall be subject to the terms of the Option Plan), at an exercise price equal to the closing price of Honeywell common stock on the New York Stock Exchange on the Effective Time, vesting on December 31, 1998 (i) with respect to 10,000 shares contingent on the attainment by the Company of 1997 financial performance goals to be determined by the Company and Executive and (ii) with respect to 15,000 shares contingent on the attainment by the Company of 1998 financial performance goals to be determined by the Company and Executive;

              d. That number of shares of performance restricted stock of Honeywell issued pursuant to the terms of the Honeywell Performance Stock Program equal to up to the product obtained by multiplying 4,333 by a fraction, the numerator of which is the number of calendar months (including the month during which the Effective Time occurs) from the Effective Time through December 31, 1997 and the denominator of which is 24.

              e. Three thousand (3,000) shares of restricted Honeywell stock vesting on December 31, 1998. Five thousand (5,000) shares of restricted Honeywell stock vesting on December 31, 1999, contingent on the attainment by the Company of 1997 and 1998 financial performance goals to be determined by the Company and Executive.

              f. An aggregate cash payment of one hundred thousand dollars ($100,000) payable in equal installments on or about the first day of each calendar month during 1997 following the Effective Time.

     D. Termination. On termination of employment, for whatever reason, and whether the termination is voluntary or involuntary, Executive shall immediately resign all offices held with or on behalf of the Company. Other than as is specifically provided in this paragraph III.D., Execu- tive shall not be entitled to receive any payment or compensation for loss of office, or by reason of his separation from employment with the Company. If Executive fails to immediately resign all offices as set forth above, the Company is hereby irrevocably authorized to appoint an individual of the Company's choice to, in Executive's name and on Executive's behalf, sign any documents or to do any thing necessary or requisite to give effect to Executive's resignation from all such offices.





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          1.  Disability.

              a. If, as a result of the incapacity of Executive due to physical or mental illness, he is unable to perform substantially and continuously the duties assigned to him (such incapacity being referred to as a "Disability") for a period of six (6) consecutive months during the term of this Agreement, the Company may terminate his employment upon thirty (30) days prior written notice to Executive.

              b. During any period that Executive fails to perform his duties with the Company as a result of a Disability (the "Disability Period"), Executive shall be entitled to receive his base salary at the rate then in effect minus any compensation payable to him under any applicable disability insurance plan of the Company. In the event Executive's employment shall thereafter be terminated pursuant to paragraph III.D.1.a. or by reason of his death, Executive (or his estate or beneficiary) shall be entitled to receive any incentive compensation payable with respect to the year in which the termination or death occurred on a prorated basis, such incentive compensation to be paid on the date of the Company's normal distribution of incentive compensation for the year in question and shall be entitled to receive any compensation due and not yet paid pursuant to paragraph III.C.2.a. of this Agreement. Thereafter, the Company shall have no further obligation under this Agreement to Executive, Executive's estate or beneficiary, or to any other party (as opposed to obligations, if any, under any other agreement).

          2.  Death.

              a. Executive's employment shall terminate immediately upon his death.

              b. In the event of Executive's death during the term of this Agreement, his estate or beneficiary shall be entitled to receive his base salary at the rate then in effect as set forth in paragraph III.C. of this Agreement through the date of his death, and shall be entitled to receive the incentive compensation payable with respect to the year in which death occurred on a prorated basis, such incentive compensation to be paid on the date of the Company's normal distribution of incentive compensation for the year in question and shall be entitled to receive any compensation due and not yet paid pursuant to paragraph III.C.2.a. of this Agreement. Thereafter, the Company shall have no further obligation under this Agreement to Executive, Executive's estate or beneficiary, or to any other party (as opposed to obligations, if any, under any other agreement).

          3. Cause. The Company shall be entitled at any time during the term of this Agreement to terminate Executive's employment and all of Executive's rights under this Agreement for "Cause". For purposes of this Agreement, "Cause" for termination by the Company of Executive's employment shall mean (i) the willful and continued failure by Executive to substantially perform his duties with the Company (other than any such failure caused by Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the President, Honeywell Industrial Automation Control, which demand identifies the manner in which the President believes that Executive has not substantially performed his duties; (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; (iii) a conviction, plea of nolo contendere, guilty plea or confession by Executive to an act of fraud, misappropriation, or embezzlement or to a felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless Executive's act, or failure to act, was not in good faith, and Executive





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          did not have a reasonable belief that his act, or failure to act, was in, or not opposed to, the best interest of the Company.

          If, prior to the time this Agreement expires, Executive's employment shall be terminated by the Company for Cause, the Company shall pay Executive's (i) base salary at the rate then in effect as set forth in paragraph III.C. of this Agreement through the date of such termina-tion, such base salary to be paid not later than the date of termination and (ii) his incentive compensation with respect to the year in which such termination occurred on a prorated basis, such incentive compensation to be paid on the date of the Company's normal distribution of incentive compensation for the year in question. Thereafter, the Company shall have no further obligation under this Agreement to Executive, Executive's estate or beneficiary, or to any other party (as opposed to obligations, if any, under any other agreement).

          4.  Voluntary Termination by the Company.

              a. The Company may terminate Executive's employment at any time during the term of this Agreement for any reason other than Cause, Death or Disability upon thirty (30) days prior written notice to Executive.

              b. If the Company voluntarily terminates Executive's employment pursuant to this paragraph III.D.4., changes his title or job duties in any material respect or demands, as a condition of continued employment, that Executive relocate, or regularly perform duties (other than normal travel in the ordinary course of the Company's business and other than to or in Phoenix, Arizona provided that the Company reimburses Executive for the expenses incurred during the term of this Agreement in connection with any relocation thereto which expenses shall include the cost of temporary furnished housing for executive and his spouse in Phoenix for the duration of the assignment, but no longer than the term of this Agreement, and the reasonable costs of maintaining Executive's unoccupied home in Saratoga, California, plus an amount equal to any income taxes owed by Executive as a result of such reimbursements), outside a twenty-five mile radius of Cupertino, California and Executive refuses to comply with such condition of employment, promptly upon any of such events, the Company shall provide Executive with (i) his base salary at the applicable rate and otherwise in accordance with the provisions of paragraph III.C. of this Agreement for twelve (12) months after such termination, which base salary shall be paid in a lump-sum payment, (ii) his incentive compensation, if any, with respect to the fiscal year of the Company during which such termination occurred on a prorated basis, such incentive compensation to be paid on the date of the Company's normal distribution of incentive compensation for the year in question and (iii) any compensation due and not yet paid pursuant to paragraph III.C.2.a. of this Agreement.

              c. In exchange for the Company's payments to Executive pursuant to paragraph III.D.4.b., Executive shall execute and deliver to the Company, in a form acceptable to the Company, a legally effective release and waiver of all claims, complaints, and causes of action (other than claims or rights to compensation or severance payments pursuant to paragraphs III.C. and III.D. hereof), whether known or unknown, which he has or may have against the Company. The Company shall deliver to Executive the base salary lump sum payment set forth in paragraph III.D.4.b.(i) and other compensation, if any, set forth in paragraph III.D.4.b.(iii) within fourteen (14) days of the expiration of any legally applicable rescission or revocation period for Executive's release and waiver of claims, and shall deliver his incentive com-





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               pensation, if any, as soon as practicable but in no event before delivery of his base salary lump sum payment; delivery of the base salary lump sum payment and such additional compensation and incentive compensation, if any, will not occur if Executive revokes or rescinds his release and waiver, or if Executive does not deliver the executed waiver and release to the Company before the expiration of any applicable rescission or revocation period. All deliveries under this paragraph shall be accomplished in accordance with the provisions of paragraph V.

          5. Voluntary Resignation by Executive. Executive may terminate his employment at any time during the term of this Agreement upon thirty
          (30) days prior written notice to the Company. If Executive voluntarily terminates his employment with the Company pursuant to this paragraph III.D.5., the Company shall pay him (i) his base salary at the rate then in effect as set forth in paragraph III.C. of this Agreement through the date of such termination, such base salary to be paid not later than the date of termination, (ii) his incentive compensation, if any, with respect to the fiscal year of the Company during which such termination occurred on a prorated basis, such incentive compensation to be paid on the date of the Company's normal distribution of incentive compensation for the year in question and
          (iii) that portion of any compensation due and not yet paid pursuant
          to paragraph III.C.2.a. of this Agreement.   Thereafter, the Company
          shall have no further obligation under this Agreement to Executive, Executive's estate or beneficiary, or to any other party (as opposed to obligations, if any, under any other agreement).

     E. Service. Throughout the term of his employment with the Company, Executive will devote his full time and attention to the business and affairs of the Company and its subsidiaries and affiliates, and will not, without the express written consent of the President, Honeywell Industrial Automation and Control, become a director or employee of any other company or organization, although he may become an uncompensated member of the Board of Directors of a not-for-profit religious, educational or charitable organization or a paper industry trade organization. Executive will use his reasonable efforts to promote the interests of the Company and its subsidiaries and affiliates.

IV.  COVENANTS.

     A. Reasonableness. Executive confirms that he has not signed any other agreement, and has not accepted any obligation, which would interfere or conflict with his ability to comply with this Agreement. He agrees that he will be employed by the Company in a position of trust, and that in the course of his employment he will have access to information which is important to the success of the business, and that he is or will become familiar with the Company's strategies, plans, secrets, customers and vendors. He agrees that the Company has expended considerable time and expense in developing its business reputation and good will, and that the Company has a legitimate interest in protecting its business information, its ties with customers and vendors, and its good will and business reputation.

     In addition, Executive acknowledges and agrees that in the course of his employment with Measurex, he had access to, and created, information and strategic plans which were integral to the success of Measurex's business; Executive further acknowledges and agrees that, due to his unique history with and knowledge of Measurex, he is in a position to significantly and irrevocably damage the value of Measurex to Honeywell, should he in any manner compete with the lines of business of the Company with which Executive was actively involved after the Effective Time.

     Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and will not prevent him from finding other employment if his employment with the Company ends. He also acknowledges and agrees that if he uses the Company's confidential information, or competes with the Company in violation of the terms of this Agreement, that he will be causing the Company irreparable harm.





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     B.   Consideration.  Executive agrees that the promises and agreements made by the Company in this Agreement are full and complete consideration for all promises and agreements made by him herein, including his agreement to all covenants contained in this Agreement.

     C.   Covenants.

          1. Nondisclosure of Trade Secrets and Confidential Information. Executive realizes that during his employment with the Company, he will acquire or become acquainted with the Company's and Honeywell's trade secrets and confidential information. He agrees that while he works for the Company, and after his employment with the Company ends (no matter what causes his employment to end), he will not reveal or make accessible to anyone any Company or Honeywell trade secrets or confidential information, except when he does so in the ordinary course of the Company's business and for the Company's benefit. He also agrees that he will not use Company or Honeywell trade secrets or confidential information in any way other than for the benefit of the Company. He understands and agrees that "confidential information" includes any information or compilations of information that derive independent economic value from not being generally known or readily ascertainable by proper means by other persons and which relate to any aspect of the Company's or Honeywell's business, including but not limited to information relating to the Company's or Honeywell's technology, processes, systems and products, research and development, philosophies and strategies, product design and manufacturing information, buying habits and preferences of present and prospective custom- ers, pricing and sales policies, sales techniques and concepts, information pertaining to current or pending bids and proposals, and vendor and customer lists. Any information which he obtains at the Company while he is employed there which he has reason to believe to be confidential information, or which is treated by the Company or Honeywell as being confidential information, will be considered to be confidential information for purposes of this Agreement.

          2. Conflicts of Interest. During Executive's employment with the Company, he agrees to avoid relationships with individuals or businesses which might impair or seem to impair the proper performance of his responsibilities at the Company. He agrees not to become involved with any activity if that activity:

              a. Competes with the Company or Honeywell or provides services or assistance to a competitor of the Company or Honeywell; or

              b. Interferes in any way with his Company duties, such as requiring Company time or facilities; or

              c. Embarrasses the Company or Honeywell or interferes with the Company's or Honeywell's ability to meet its objectives.

          Executive understands that he may not use the Company's facilities or identifications (such as telephone number or address) to operate another business, profession, or to do any other work on his own behalf or for another employer, either during the term of his employment with the Company or thereafter.

          3.  Non-competition.

              a. Period of Non-Competition. Executive agrees that for a period which ends either two (2) years after his separation from employment with the Company, or three (3) years after the Effective Time, whichever occurs later, no matter why his





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              employment ends and regardless of whether the termination of  his employment was voluntary or involuntary, he will not

                    (1) directly or indirectly enter into the employ of, or render or engage in any services to, any person, firm, corporation, or organization which is a competitor of Honeywell or the Company with respect to (i) products which the lines of business of Honeywell or the Company with which Executive was actively involved during the term of his employment with the Company (the "Relevant Lines of Business") are producing, or services which the Relevant Lines of Business are providing, at that time, or (ii) products or services which Executive has reason to know the Relevant Lines of Business has plans to produce or provide within eighteen months of that time, or (iii) products which Honeywell or the Company has produced or services which Honeywell or the Company has provided at any time subsequent to the Effective time (competitors with respect to (i) through (iii), above, are hereinafter referred to as "Competitor"), where Executive would be performing services for the competitor within the United States of America, Asia, Europe, or any other country in which the Relevant Lines of Business do business on the date of Executive's separation from employment with the Company; or

                    (2) directly or indirectly serve as a partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant or advisor for or on behalf of any such Competitor. The ownership of less than five percent (5%) of any class of the outstanding securities of any corporation whose shares are traded on a U.S. national securities exchange or quoted on The Nasdaq Stock Market, even though such corporation may be a Competitor, shall not be deemed to constitute an interest in such Competitor which violates clause (2) of the immediately preceding sentence.

              b. Solicitation of Other Employees. Executive agrees that for a period which ends either two (2) years after his separation from employment with the Company, or three (3) years after the Effective Time, whichever occurs later, no matter why his employment ends and regardless of whether it was voluntary or involuntary, he will not, directly or indirectly, solicit to employ any employee of Honeywell or the Company or employ any employee of Honeywell or the Company; provided, however, that the foregoing restriction shall not preclude Executive from employing, either in response to any general solicitation for employment or other similar method, any individual whose total annual compensation, including salary and incentive compensation, is less than seventy thousand ($70,000.00), or where, notwithstanding Executive's reasonable inquiry, he is unaware of such individual's employment with Honeywell or the Company.

              c. Survives Expiration of Agreement. Executive agrees that the covenants contained in this Agreement, including those in this paragraph IV.C.3., will continue in effect after the termination of his employment with the Company, and will continue in effect after the termination of this Agreement.

     4.   Intellectual Property.

          The Parties agree:

          a. All right, title and interest in and to any invention, design, or development, patentable or not, which Executive first conceives and reduces to writing or first reduces to practice either individually or jointly with others, and which either (i) arose out of his employment with Measurex or (ii) which arises out of his employment with the Company, will be the property of the Company. Executive will





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          promptly disclose all such inventions, designs or developments to the
          Company and execute all papers necessary to assist the Company in obtaining patents or any other form of protection in any and all countries on such inventions, designs, or developments, patentable or not, and for assigning same to the Company; and

          b. All right, title and interest in all copyrightable material and works of authorship which Executive conceives and reduces to writing or originates either individually or jointly with others, and which either (i) arose out of his employment with Measurex, or (ii) arises out of his employment with the Company will be the property of the Company. Executive will execute all papers and perform all other acts necessary to assist the Company in obtaining copyrights on such materials in any and all countries; and

          c. All proprietary, legally protectable know-how, trade secrets information, and related material or information conceived and reduced to writing or originated by Executive, either individually or jointly with others and which either (i) arose out of his employment with the Measurex, or (ii) arises out of his employment with the Company, shall be the property of the Company; and

          d. Executive further agrees to assign and hereby does assign to the Company all rights, title, and interest in and to all inventions, designs, and developments, patentable or not, copyrightable material, legally protectable know-how, trade secrets and any works of authorship which either (i) arose out of his employment with Measurex, or (ii) arises out of his employment with the Company; and

          e. Executive will disclose promptly to the Company all ideas, discoveries, improvements and inventions (hereinafter collectively called "Invention" or "Inventions") conceived and reduced to writing, reduced to practice or made by him either individually or jointly with others, and which (i) arose prior to the Effective TIme out of his employment with Measurex, or (ii) arises during the term of his employment with the Company, which (A) relate to the Relevant Lines of Business's products at the time of the Invention or applicable to or useful therewith, or (B) relate to the Relevant Lines of Business's manufacturing or other processes or procedures at the time of the Invention or to machinery or apparatus useful in connection therewith, or (C) relate to the Relevant Lines of Business's investigations or to the nature of the business of the Relevant Lines of Business at the time of the Invention, or (D) results or relates to any work Executive may do on behalf or at the request of the Company. All such Inventions which Executive is obligated to disclose, whether patented or not, shall be and remain the property of the Company or its nominees, successors or assigns; and

          f. The provisions of paragraphs IV.C.4.a. through e. of this Agreement shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of Measurex, Honeywell or the Company was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly to the business of the Company or the Relevant Lines of Business or (b) to the Company's actual or anticipated research or development, and
          (2) which does not result from any work performed by Executive for the Company.

          g. Executive will assist the Company and its nominees, successors and assigns, upon request, in every proper way during and following the period of his employment by the Company, at no expense to Executive, to obtain and maintain for the benefit of the Company and its nominees, successors and assigns, patents in any and all countries for Inventions which Executive is obligated to assign. Such assistance shall include, but not be limited to, the execution and delivery of specific assignments of any such Invention and all domestic and foreign patent rights





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

               therein, and all other papers and documents of every nature which relate to the securing and maintenance of such patent rights, and the performance of all other lawful acts, such as the giving of testimony in any interference proceedings, infringement suits or other litigation, as may be deemed necessary or advisable by the Company or its nominees, successors or assigns; in providing such assistance, Executive shall be entitled to reimbursement of all reasonable out-of-pocket expenses and, if services are provided by Executive after the period of his employment by the Company, to reasonable compensation for the time spent by Executive in performing such services; and

               h. This paragraph IV.C.4. of this Agreement shall be binding on Executive, his heirs and successors, and may be transferred by the Company.

          5. Employer's Property. Executive acknowledges that all items of any and every nature or kind created or used by Executive (including, but not limited to, equipment, automobiles, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials or authorship of copyrightable materials) pursuant to Executive's employment by the Company, or furnished by the Company to Executive, shall remain and be the exclusive property of the Company at all times and shall be surrendered to the Company, in good condi-tion, normal wear and tear excepted, promptly on the termination of Executive's employment irrespective of the time, manner or cause of the termination. Any information of a proprietary and/or confidential nature which relates to Honeywell or the Company and which is stored in Executive's own computer or computer memory medium or the like shall be destroyed by Executive upon termination of his employment with the Company unless otherwise directed by the Company.

     D. Continuing Obligation. Notwithstanding the cessation of any payments provided by Paragraph III.C. herein, upon the termination of this Agreement or termination of Executive's employment pursuant to Paragraph III.D., Executive shall not be relieved of his obligations to perform the covenants contained in Paragraphs IV.C.1., 2., 3., 4., and 5. The requirements and obligations imposed on Executive and the Company by Paragraphs IV.C.1., 2., 3., 4., and 5. of this Agreement survive the expiration of Executive's employment with the Company, and the termina- tion of all other provisions of this Agreement.

     E.   Remedies.

          1. Injunctive Relief. Executive acknowledges and agrees that, without prejudice to any other rights of the Company, in the event of his violation or attempted violation of any of the covenants contained in Paragraphs IV.C.1., 2., 3., 4., and 5. of this Agreement, an interim injunction may be granted immediately by any court of competent jurisdiction. Executive agrees that, in addition to injunctive relief, the Company shall be entitled to any and all other legal and equitable relief, including money damages caused by any breach of this Agreement.

          2. Executive's Claims Can Not Preclude Enforcement of Covenants by the Company. Executive understands and agrees that the Company has a material interest in preserving the relationship it has developed with its customers against impairment by his competitive activities. Accordingly, Executive agrees that the restrictions and covenants contained in Paragraphs IV.C.1., 2., 3., 4., and 5., and his agreement to observe them by his execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to the Company to enter into this Agreement and to employ Executive, and that the Company would not enter into this Agreement absent his agreement to abide by the restrictions and covenants contained in Paragraphs IV.C.1., 2., 3., 4., and 5. of this Agreement. Furthermore, any claim or cause of





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

               action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants or restrictions contained herein.

          F. Revisions by Court. If any provision in this Agreement, including, but not limited to, the provisions and covenants contained in Paragraphs IV.C.1., 2., 3., 4., and 5. of this Agreement, are found by a court of competent jurisdiction to be unenforceable as written, Executive and the Company hereby specifically and irrevocably authorize and request said court to revise the unenforceable provisions in a manner which shall result in the provisions being enforceable while remaining as similar as legally possible to the purpose and intent of the original.

     V. NOTICES. Any notice, demand, request, amendment, waiver or other communication under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered to the address of the party specified below (including delivery by courier), or
     (ii) on the fifth day after mailing if mailed to the party to whom notice is to be given to the address specified below, by first class mail, certified or registered, return receipt requested, postage prepaid, or
     (iii) on the date of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, as follows:

     If to the Company:      c/o Honeywell Inc.
                             16404 N. Black Canyon Highway
                             Phoenix, Arizona 85023-3033
                             ATTN:  President, Industrial Automation and Control
                             Facsimile: (602) 313-5705

       with a copy to:       Honeywell Inc.
                             Honeywell Plaza
                             Minneapolis, Minnesota  55408
                             ATTN: General Counsel
                             Facsimile: (612) 951-0647

      If to Executive:       Mr. John Gingerich
                             19573 Douglass Lane
                             Saratoga, California 95070
                             Facsimile: (408) 867-2545

Any party may from time to time change its address or facsimile number for the purpose of notices to that party by a similar notice specifying a new address or facsimile number, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

VI. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the employment of Executive. Any and all previous agreements, arrangements or understandings, written or oral, express or implied, between the parties or on their behalf, relating to the employment of Executive by the Company or Measurex are terminated and canceled, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or relating to any such agreements, arrangements or understandings.

VII.  AMENDMENTS; WAIVERS.

      A. This Agreement may be amended or modified, and any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Executive may not sign a waiver or amendment on behalf of the Company.

      B. Any waiver or amendment must be communicated in accordance with the provisions of Paragraph V.

      C. Any waiver by Executive or by the Company of a breach of this Agreement shall not result in a waiver of any other breach by either party to this Agreement. This means that if a party does not enforce a particular provision of this Agreement at a particular time, that will not waive such party's right to enforce that same provision at another time, or to enforce any other provision at any time.

VIII. SUCCESSORS AND ASSIGNS. Executive understands and agrees that he cannot assign or otherwise transfer any of his obligations under this Agreement. He understands and agrees that the Company may, at its option, assign or transfer its rights under this Agreement to another organization or individual if there is a merger, consolidation, transfer, or sale of all or substantially all of the assets or stock of the Company, subject to the assumption of the Company's obligations hereunder by such assignee or transferee. Executive understands and agrees that if there is an assignment or transfer of the Company's rights under this Agreement, then, subject to the assumption of the Company's obligations hereunder by such assignee or transferee, this Agreement will continue to be effective, will continue to bind him, and will inure to the benefit of the organization or individual to whom the transfer or assignment is made.

IX. SEVERABILITY. If any part of this Agreement is found to be invalid or unenforceable, the parties agree that the invalid or unenforceable part of the Agreement shall be considered deleted from the Agreement and the rest of the Agreement will be unaffected and shall continue in full force and effect. The parties agree that any provision of this Agreement that is found unenforceable because it is overbroad will be limited to the extent that it is necessary to make that provision enforceable under the applicable law. The parties recognize the uncertainty of the law and agree that this Agreement should be enforced as fully as the law will allow.

X. DELAWARE LAW AND VENUE. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. The parties hereby consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the District of Delaware for any actions, suits, or proceedings arising out of or relating to this Agreement, and the parties further agree that service of any process, summons, notice or document by U.S. registered mail to the last known address (or any mode of service recognized to be effective by applicable law) shall be effective service of process for any action, suit or proceeding brought in such court. The parties agree that any dispute relating to or arising out of this Agreement shall be venued in the State of Delaware.

XI. HEADINGS The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

XII. COUNTERPARTS This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.





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



XIII. EXECUTIVE'S ACKNOWLEDGMENT OF VOLUNTARY AGREEMENT. Executive acknowledges that he has carefully read this Agreement, that he understands its terms and its legal effect, that all agreements between the Company and Executive relating to the subjects covered by this Agreement are contained in this Agreement, and that Executive has entered into this Agreement voluntarily and not in reliance upon any promises or representations made by the Company other than those made in this Agreement itself.

BY SIGNING BELOW, THE COMPANY AND EXECUTIVE AGREE TO THE TERMS OF THIS AGREEMENT AS LISTED AND STATED ABOVE.

                                        HONEYWELL ACQUISITION CORP.

Dated: January 26, 1997                 By:   /s/ Markos I. Tambakeras
                                              ------------------------
                                        Its:  Vice President
                                              ------------------------


Dated: January 26, 1997                       /s/ John Gingerich
                                              ------------------------
                                              John Gingerich





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